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                                                                    Exhibit 10.2
                               LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made and entered into on this 27th day of October, 1994, by and between CHICAGO TRANSIT AUTHORITY, a municipal corporation of the State of Illinois ("CTA") and 21st CENTURY CABLE TV, INC. ("21st Century"), an Illinois corporation.

          WHEREAS, 2lst Century is negotiating a cable television franchise agreement with the City of Chicago to provide cable television service to subscribers in the Chicago lakefront area;

          WHEREAS, 21st Century has requested a license ("License") from CTA to install and maintain fiberoptic cable on railway structures of CTA's Red, Brown and Green transit lines;

          WHEREAS, in exchange for the License, 2lst Century has agreed 1) to provide and install, at its own expense, a minimum of 24 dedicated strands of fiberoptic cable for-the exclusive use of CTA, 2) to give CTA the right to use, barter or sell 100 thirty-second ad spots weekly to be aired on 21st Century satellite channels of CTA's choice, and 3) to commit up to three virtual data channels on the 21st Century system for CTA's exclusive use to disseminate information about routes, schedules, boarding locations and any other information directly related to CTA operations;

          NOW THEREFORE, in consideration of the promises and agreements hereinafter set forth to be performed by the parties hereto respectively, the parties mutually agree as follows:

          1.   21st Century's Installation Rights
               ----------------------------------

          1.1 CTA hereby grants 21st Century the right to install and maintain fiberoptic cable on railway structures of CTA's Red, Brown and Green transit lines ("CTA Railway Structures") along the proposed route set forth in Exhibit
A. The cable installed by 21st Century on CTA Railway Structures for 21st Century is referred to herein as "21st Century Cable." The cable

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installed by 21st Century on CTA Railway Structures for CTA is referred to herein as "CTA Cable."

          1.2 For identification purposes, 21st Century, at its own expense, shall imprint a blue tracer line on the exterior jacket and shall imprint the 21st Century label at three-foot intervals along the entire 21st Century Cable.

          1.3 21st Century shall submit to CTA in advance working drawings of all proposed procedures and methods for installation of the 21st Century Cable and CTA Cable on CTA Railway Structures. All installation shall be subject to the prior review and approval of the General Manager, Engineering, Chicago Transit Authority, P.O. Box 3555, Chicago, IL 60654.

          1.4 21st Century shall provide written notice of its intent to begin work to the General Manager, Rail System Maintenance, Chicago Transit Authority, 3915 W. Maypole Ave., Chicago, IL 60624 at least 10 days before commencing any work on CTA Railway Structures. 21st Century agrees to comply with any time restrictions, safety procedures, policies and other requirements (including but not limited to attendance at Rapid Transit Right-of-Way Safety Training sessions) imposed by CTA for all work performed on or near CTA Railway Structures.

          1.5 21st Century shall install and maintain the 21st Century Cable on CTA Railway Structures in a good and workmanlike manner throughout the term of this License Agreement and any renewals thereof. 21st Century will make no attachments which will in any way interfere with the wires or attachments of CTA or any other person or entity utilizing CTA property.

          1.6 In the event CTA determines that the attachments securing 21st Century Cable and CTA Cable must, for any reason, be moved or modified, 21st Century shall, at its own expense, make all necessary changes of the equipment to meet CTA's need.

          1.7 21st Century shall use the fiberoptic cable on CTA's Railway Structures solely for the purpose stated in 21st Century's franchise agreement with the City of Chicago ("Franchise

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Agreement"). If 21st Century obtains any additional franchise or license or intends to provide additional services via the 21st Century Cable, 21st Century shall negotiate and reach an agreement with CTA regarding additional compensation for CTA before using the fiberoptic cable for such additional service or purpose.

          1.8 The attachment rights for fiberoptic cable granted by CTA to 21st Century under this License Agreement shall be nonexclusive. However, CTA shall not grant to any other entity any attachment rights which would unreasonably restrict 21st Century's ability to access, service and maintain the 21st Century Cable.

          1.9 21st Century agrees to reimburse CTA for all labor and materials costs incurred by CTA as a result of the implementation of this License Agreement, including but not limited to the costs of any CTA personnel required to supervise the installation, maintenance and removal of 21st Century Cable on CTA Railway Structures and CTA's expenses for the protection of its tracks, structures, or operation during the progress of any work done hereunder. 21st Century's duty to reimburse CTA as stated in this Paragraph 1.9 is unconditional and shall remain in effect regardless of any other provision of this License Agreement.

          2.   CTA's Fiberoptic Cable
               ----------------------

          2.1 In the process of installing the 21st Century Cable, 21st Century shall also provide and install, at its own expense, a dedicated fiberoptic cable (the CTA Cable) containing a minimum of 24 continuous fiber strands for the exclusive use of CTA along the attachment route described in Exhibit A. The CTA Cable provided by 21st Century shall meet or exceed the quality and performance standards of the 21st Century Cable on CTA Railway Structures. Upon installation, the CTA Cable shall become the property of CTA.

          2.2 21st Century, at its own expense, shall imprint a red tracer line on the exterior jacket and shall imprint the words "CTA CABLE" at three-foot intervals along the entire CTA Cable.

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          2.3  In addition, 21st Century shall give CTA 200 feet of extra coiled fiberoptic cable which shall be placed in a container provided by CTA at each CTA rapid transit station along the 21st Century attachment route. Upon CTA's request, 21st Century shall,. at its own expense, install such extra fiberoptic cable in the CTA rapid transit stations along the 21st Century attachment route.

          3.   CTA's weekly ad spots
               ---------------------

          3.1 Upon initiation of its local advertising insertion program and continuously thereafter, 21st Century shall provide CTA with 100 thirty-second ad spots weekly, at no charge and without restriction, to be aired on any basic satellite channels on 21st Century's system that contractually grant permission for local ad insertion.

          3.2 CTA shall be solely responsible for all expenses incurred in the production of its advertisements to be aired on 21st Century's cable television system. Furthermore, CTA shall deliver these advertisements, along with information regarding selected weekly air dates, times and channels, to 21st Century within certain mutually agreeable timeframes in order to maximize 21st Century's ability to sell unsold ad inventory not selected by CTA to other customers.

          3.3 21st Century grants CTA the unrestricted right to barter or sell, for CTA's sole benefit, to an outside entity, any unused ads from its weekly allowance of 100 thirty-second ad spots. If any unused ad spots are bartered or sold by CTA, the recipient of these ad spots must comply with all other provisions applicable to CTA and contained within this Paragraph 3.

          3.4 CTA shall forfeit any ad spots that it does not use, barter or sell from its weekly allowance. CTA shall not carry over or accumulate unused ad spots from any given week to another week.

          3.5 If, for any reason, 21st Century does not begin its local advertising insertion program within sixty (60) days of the date when 21st Century's subscriber level reaches 20,000,

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then CTA shall be entitled to monetary compensation in the amount of fifty dollars ($50.00) per ad spot per week for each week the ad spots are not provided.

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          4.   CTA's Virtual Data Channels
               ---------------------------

          4.1 21st Century shall commit up to three of the virtual data channels on the 21st Century system for CTA's exclusive use to disseminate information about routes, schedules, boarding locations and any other information directly related to CTA operations.

          4.2 It shall be CTA's ongoing responsibility to provide 21st Century with the operational information referred to in 4.1 in a mutually agreeable electronic format. CTA will assume all responsibility for the accuracy of any and all information submitted for distribution on 21st Century's virtual data channels.

          5.   Indemnity
               ---------

          21st Century shall indemnify and hold harmless CTA and its agents, officers, officials, employees and assigns and any other persons or corporations interested in CTA Railway Structures as owner or licensee or otherwise against all injuries, deaths, losses, damages, claims, suits liabilities, judgments, costs and expenses which may in any manner accrue against CTA as a consequence of the award or performance of this License Agreement. This indemnity applies
(a) whether any loss for which CTA seeks indemnity shall be caused or contributed to by the sole or partial negligent act or omission of 21st Century, its agents, officials or employees; or (b) whether any loss for which CTA seeks indemnity shall be caused or contributed to by the sole or partial negligently act or omission of 21st Century's subcontractors or their agents, officials or employees. 21st Century shall, at its own expense, appear, defend and pay all charges of attorneys and all costs and other expenses arising in connection with this indemnity. If any judgment is rendered against CTA, 21st Century shall at its own expense satisfy and discharge the judgment. 21st Century expressly understands and agrees that any performance-payment bond or insurance protection required by this License Agreement, or otherwise provided by 21st Century, shall in no way limit 21st Century's responsibility to indemnify and defend CTA pursuant to this Paragraph 5.

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          6.   Insurance
               ---------

          6.1 Unless otherwise agreed to in writing by CTA, 21st Century, at its sole cost and expense, shall maintain at all times during the term of this License Agreement policies of insurance for the mutual benefit of CTA and 21st Century as follows:

               a. Commercial general liability insurance against claims for bodily injury and property damage occurring in and about CTA Railway Structures or adjacent facilities in an amount of at least $1,000,000.00 per occurrence with an aggregate limit of $1,000,000. CTA must be listed as an additional insured as per insurance services organization Form CG2010 and must receive a certified copy of the policy and the endorsement prior to the commencement of work on CTA Railway Structures.

               b. Worker's compensation insurance (Coverage A) to the extent required under Illinois law. 21st Century must provide CTA with an accord certificate of insurance evidencing coverage for all contractors performing work on CTA property prior to the commencement of work on CTA Railway Structures.

               c. Automobile liability insurance in an amount of at least $1,000,000 combined single limits. 21st Century must submit an accord certificate evidencing the coverage prior to the commencement of work on CTA Railway Structures.

               d. Railroad protective liability for bodily injury and property damage in an amount of at least $2,000,000 per occurrence and $6,000,000 aggregate. CTA must be listed as a named insured on the policy and must receive, review and approve the original policy prior to the commencement of work on CTA Railway Structures.

               e. Such other insurance or in such amounts as may from time to time be reasonably required by CTA against other insurable hazards that are at the time commonly insured against in the case of property similarly situated.

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          6.2  All policies of insurance under Paragraph 6.1 shall be written by companies satisfactory to CTA and licensed to do business in the State of Illinois and have a financial rating of at least B+ in the most recent edition of A.M. Best Guide.

          6.3 Each policy of insurance under Paragraph 6.1 shall bear an endorsement that such policy shall not be canceled or modified without at least thirty (30) days prior written notice by certified mail to CTA's General Manager, Benefit Services at the address in Paragraph 10. Furthermore, each policy of insurance under Paragraph 6.1 shall contain a provision that no act or omission of 21st Century shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained.

          6.4 The insurance to be carried shall be in no way limited by any limitations expressed in Paragraph 5, nor any limitation placed on the indemnity therein given as a matter of law. In addition to the above, all such insurance shall specifically include, but not by way of limitation, all claims arising or alleged to arise against CTA under the Illinois Structural Work Act.

          6.5 21st Century shall deliver to CTA any renewal or replacement policy, endorsement or certificate at least thirty (30) days before the expiration or other termination of an existing policy, endorsement or certificate.

          6.6 21st Century shall not carry separate insurance concurrent in form or contributing in the event of loss with that required by this Agreement unless CTA is included therein as an insured with loss payable as provided in this Agreement.

          6.7 21st Century shall perform and satisfy all requirements of the companies writing any insurance policies referred to in this Agreement so that at all times companies of good standing reasonably satisfactory to CTA shall be willing to write such insurance.

          6.8 If 21st Century fails or refuses to procure or maintain insurance as required by this Agreement or fails or refuses to furnish CTA with required proof that the insurance has been

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procured and is in force and paid for, CTA shall have the right, at CTA's election and without notice, to procure and maintain such insurance as required in Paragraph 6.1. 21st Century shall reimburse CTA for all costs related to CTA's procurement of replacement insurance.

          6.9 The amounts and types of insurance required of and provided by 21st Century under this License Agreement shall not exceed the amounts, and types of insurance required of any future person or entity entering into any similar agreement for attachments to and utilization of CTA property.

          7.   Relationship of the parties
               ---------------------------

    The parties herein agree that their relationship is strictly that of licensor (CTA) and licensee (21st Century); that this instrument is not a lease and does not grant 21st Century any interest in CTA Railway Structures; and that 21st Century shall not be deemed to be an employee, agent or tenant of CTA for any purpose whatsoever.

          8.   Term of Agreement
               -----------------

     The initial term of this License Agreement shall be for a period of fifteen
(15) years, concurrent with the initial term of the Franchise Agreement with the City of Chicago. This License Agreement shall automatically be renewed for subsequent fifteen (15) year terms contingent upon the written agreement of both parties herein, with said approval not to be unreasonably withheld.

          9.   Termination
               -----------

     In the event that 21st Century is notified by CTA via certified letter of any area(s) of noncompliance with the terms, covenants and conditions of this License Agreement, and 21st Century fails to remedy such area(s) of noncompliance within ten (10) working days of receipt of CTA's certified letter, then CTA may terminate this License Agreement upon thirty (30) days written notice to 21st Century. If, for any reason, CTA is no longer able to provide rapid transit

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service on CTA Railway Structures, CTA may terminate this License Agreement by providing thirty (30) days written notice to 21st Century.

     10.  Notice
          ------
     Except as otherwise noted, all notices required under this License Agreement shall be in writing and directed to the following:

President                                      General Manager
21st Century Cable TV, Inc.                    Property & Admin. Services
401 E. Illinois                                Chicago Transit Authority
Suite 535                                      P.O. Box 3555
Chicago, IL  60611                             Chicago, IL  60654

     11.  Assignment
          ----------

     21st Century shall not pledge to any financing source or assign or transfer to any affiliated or successor companies, partners or purchasers this Agreement or any rights granted under this Agreement without the prior written consent of the Chicago Transit Board. No assignment or transfer of this Agreement or rights granted under this Agreement shall be effective unless the assignee or transferee shall, at the time of such assignment or transfer, assume ill the terms, covenants and conditions of this Agreement.

     12.  Miscellaneous
          -------------

     12.1 In performing any act, or service permitted under the terms of this License Agreement, 21st Century shall not discriminate against any worker, employee or any member of the public, because of race, creed, color, religion, age, sex, national origin or physical or mental disability.

     12.2 21st Century shall comply with all applicable federal, state and local laws and all relevant CTA Ordinances, including but not limited to CTA's Ethics Ordinance.

     12.3 If this License Agreement contains any provision found to be unlawful, said provision shall be deemed to be of no effect and shall be deemed stricken from the License

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Agreement without affecting the binding force of the License Agreement as it shall remain after omitting such provision.

     12.4 The parties hereby agree that the laws of the State of Illinois shall govern the interpretation of this License Agreement and that any lawsuit initiated as a result of this License Agreement shall be filed in the applicable Federal or State court in Chicago, Illinois. The parties further agree that the only venue shall be the applicable Federal or State court located in Chicago, Illinois.

     13.  Effective date
          --------------
     This License Agreement shall become effective upon the award to 21st Century of a Franchise Agreement by the City of Chicago.

     If 21st Century does not obtain a Franchise Agreement with the City of Chicago within twelve (12) months of the execution of this License Agreement, at CTA's sole option, this License Agreement shall be null and void.

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     IN WITNESS WHEREOF, the parties hereto have executed this License Agreement on the day and year first above written.


CHICAGO TRANSIT AUTHORITY                21st CENTURY CABLE TV, INC.



By:                                      By:
   ----------------------------------       ---------------------------
     President                           Its:
                                             --------------------------


Attest:                                  Signed and Sworn to on this
       ---------------------------       27th day of October, 1994
   Its:
       ---------------------------

Authorized by
Chicago Transit Board                    -----------------------------
Ordinance No. 94-117                     Notary Public



Approved as to form and legality,
subject to proper authorization
and execution thereof:



--------------------------------
     Counsel

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                                   Exhibit A

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